Colombia Clean Power & Fuels, Inc.

February 24, 2011

Dear Barry,

We are pleased to offer you a position as a member of our board and to serve as Chairman of Colombia Clean Powers & Fuels, Inc. (CCPF).  We propose the following terms:

Cash compensation:  You will receive annual compensation of $75,000 per year paid quarterly (cash) $18,750 per quarter, payments commencing June 1, 2011.

Stock options:  You will be awarded initially 200,000 shares with a strike price of $2.50 per share – 25% vesting immediately at award with 25% per year vesting over three (3) years.  Expiration for exercising is ten (10) years from date of award.  Ongoing compensation and stock option plan for Board of Director to be developed.

Board duties:  Attend all regularly scheduled and extraordinary board meetings.  Provide independent advice and objectively have a role in monitoring executive management. Conduct special project as determined.  Serve on specified committees as determined. Develop positive relationships with other board members and company operating personnel.  Maintain positive relationships with other mining and equipment companies.  Participate in the strategic planning process for the company.  Discuss issues confronting the organization with the Chief Executive Officer.  Help establish organizational priorities and governance concerns.  Monitor financial planning and financial reports.  Prepare for each board meeting by carefully studying the agenda and supporting materials.

Special committee and task assignments:  You will receive additional cash compensation of $75,000 paid monthly for six (6) months (cash) $12,500.00 per month.Some of the duties may include oversight on facility, plant, and equipment development,infrastructure strategy and implementation plan.  Identification and negotiation of key supplier engineering and contractor agreements and staffing initiatives.  This assignment may be extended for a second six (6) months if required at the same terms.  However, the compensation can be adjusted to fit the scope of the work.

Time commitment:  You will be expected to attend five (5) in-person board meetings per year and make yourself available for occasional teleconferences as needed.  It is anticipated with your normal board duties plus special committee and task assignments CCPF will require 50% of your time.

Expenses/Travel:  You will receive reimbursement for expenses and travel.  All international travel will be business or first class (if business class is not available).  You will have access to security consultants for protocol and physical protection as required in internationally sensitive locations.

Please indicate your acceptance by signing below and returning this letter to my office.   Please call me with any questions.

Barry, I believe we offer a terrific opportunity for you to add value to our business.  We look forward to having you join the board.

Sincerely,

/s/ Edward P. Mooney

Edward Mooney
Chief Executive Officer

Accepted and agreed upon this 26th day of February, 2011.

/s/ Barry Markowitz
Barry Markowitz